Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS RECORD OPERATING REVENUE AND

CASH FLOW IN YEAR-END RESULTS

Company Expects Diluted Earnings Per Share of $3.95 to $4.25 for Fiscal 2006

VALLEY FORGE, PA, November 3, 2005 — AmerisourceBergen Corporation (NYSE:ABC) today reported results for its fiscal fourth quarter and year ended September 30, 2005. The following results are presented in accordance with U.S. generally accepted accounting principles (GAAP).

Fiscal Fourth Quarter Highlights

•	Diluted earnings per share from continuing operations of $0.20, including special charges of $0.75 related primarily to early debt retirement.

•	Record operating revenue of $13.0 billion, up 7 percent.

•	Record low interest expense of $9.4 million.

•	Low total debt to total capital ratio of 18.2 percent.

Fiscal Year Highlights

•	Diluted earnings per share from continuing operations of $2.73 before the cumulative effect of an accounting change, including net special charges of $0.60.

•	Record operating revenue of $50.0 billion, up 2 percent.

•	Record cash flow from operations of $1.53 billion.

“In the fiscal fourth quarter, excluding special charges, we delivered strong operating performance that represents positive momentum as we exit a challenging year and begin a promising fiscal 2006,” said R. David Yost, AmerisourceBergen’s Chief Executive Officer. “Our disciplined working capital management and timely refinancing has produced the strongest balance sheet in our history. The transition to a fee-for-service model with our branded pharmaceutical manufacturers is largely complete. We are enthusiastic about our future with increasing business opportunities including our recent entry into the Canadian market, completion of our new distribution network, continued expansion of generic usage, continuation of our specialty business’s strong growth and our ability to leverage over time the added pharmaceutical utilization of the Medicare Modernization Act which begins in January 2006.”

Discussion of Results

AmerisourceBergen’s operating revenue was a record $13.0 billion in the fourth quarter of fiscal 2005 compared to $12.1 billion for the same period last year, a 7 percent increase. Bulk deliveries in the quarter decreased 23 percent to $953.5 million.

Consolidated operating income in the September quarter declined 11 percent to $155.0 million compared to the prior year’s fourth quarter. A $12.0 million charge for facility consolidation and employee severance, most of which was for the outsourcing of information technology activities, negatively impacted operating income. An anticipated gain from an antitrust settlement was not received until October and will benefit operating income by approximately $15 million in the first quarter of fiscal 2006, although the gain is expected to be offset by facility consolidation and employee severance costs. In the September quarter of 2004, the facility consolidation and employee severance charge was $2.2 million.

During the fourth fiscal quarter, the Company successfully tendered for and retired its $500 million, 8.125 percent bonds due 2008 and its $300 million, 7.25 percent bonds due 2012, replacing them with two new bonds, a $400 million, seven-year bond with an effective rate of 5.71 percent and a 10-year, $500 million bond with an effective rate of 5.94 percent.

Interest expense in the fourth quarter of fiscal 2005 was a record low $9.4 million compared to $23.5 million in the prior year’s fourth quarter, a 60 percent decrease driven by net debt reduction.

The effective tax rate for the fourth quarter of fiscal 2005 was 38.3 percent compared to 38.0 percent in the same quarter of the previous year. The tax rate applied to the early retirement of debt in fiscal 2005’s fourth quarter was 36.1 percent as its costs are not deductible in certain states.

Diluted earnings per share from continuing operations for the fourth quarter of fiscal 2005 were $0.20 compared to $0.82 in the prior year’s fourth quarter. Included in the fiscal 2005 fourth quarter results is a charge of $0.68 per diluted share, net of tax, related to the retirement of debt and a $0.07 per diluted share, net of tax, charge for facility consolidation and employee severance costs. The previous fiscal year’s fourth quarter included a facility consolidation and employee severance charge of $0.01 per diluted share, net of tax.

Weighted average diluted shares outstanding for the fourth quarter of fiscal year 2005 were 104.8 million, a reduction from 117.0 million in the same period last year primarily due to the Company’s share repurchase programs during the year.

Operating revenue in fiscal year 2005 increased 2 percent to a record $50.0 billion from $48.8 billion in the previous fiscal year. Bulk deliveries to customer warehouses were up 6 percent to $4.6 billion.

Consolidated operating income for fiscal 2005 decreased 29 percent to $636.9 million as gross profit declined and operating expenses increased for the fiscal year.

For the fiscal year ended September 30, 2005, diluted earnings per share from continuing operations were $2.73 before the cumulative effect of a change in accounting and included a net charge of $0.60, net of tax, for special items, which were primarily the costs related to the early retirement of debt, facility consolidations and employee severance and the gains from litigation settlements. Diluted earnings per share from continuing operations in fiscal 2004 were $4.12, which included a net benefit of $0.04 related to gains from litigation settlements, net the costs related to the early retirement of debt, facility consolidations and employee severance.

Cash generated from operations in fiscal 2005 was $1.53 billion compared to $825 million last fiscal year. The Company’s total debt to total capital ratio was a low 18.2 percent.

“In the fourth quarter of fiscal 2005, the strong operating performance in pharmaceutical distribution overcame performance in PharMerica that was below our expectations,” said Kurt J. Hilzinger, AmerisourceBergen’s President and Chief Operating Officer.

“AmerisourceBergen Specialty Group continued to be a growth driver with annual operating revenue of more than $7 billion. Led by its market-leading oncology business, with strong performances in the plasma and reimbursement consulting businesses, the Group delivered outstanding growth in the quarter.

“In the Drug Corporation, our customer-focused Transform program continued to gain momentum in the quarter, and our generics program also was a significant contributor. Our Optimiz® program, which is designed to lower our operating costs, continued on schedule and on budget. In fiscal 2005, we opened new state-of-the-art facilities in Columbus, Dallas, and Chicago, and we consolidated six distribution centers for a total of 32 in the U.S. at the end of the fiscal year. In fiscal 2006, we opened our new Kansas City distribution center in October, 2005 and expect to open the final of our six new facilities in Bethlehem, Pennsylvania, in the spring. We expect to consolidate six facilities in fiscal 2006, bringing the number of distribution centers in our U.S. network to 28, and expect the total number of U.S. distribution centers to be in the mid-twenties by the end of fiscal 2007.”

“In the fourth quarter, our PharMerica segment continued to face a difficult and competitive long-term care environment, especially around market pricing and government reimbursement. Although the market is beginning to present some opportunities with completion of the merger between the two other national long-term care institutional pharmacy companies, the challenges remaining in the move to Medicare Part D will make 2006 a transition year for PharMerica. Our expectation in fiscal 2006 is for mid single-digit revenue growth and slightly lower operating margins,” said Hilzinger.

Segment Review

AmerisourceBergen operates in two segments: Pharmaceutical Distribution (which includes the operations of AmerisourceBergen Drug Corporation and the AmerisourceBergen Specialty, Packaging and Technology groups) and PharMerica (which includes the long-term care pharmacy and workers’ compensation fulfillment businesses). Intersegment sales of $219.5 million in the fourth quarter of fiscal 2005 from AmerisourceBergen Drug Corporation to PharMerica, which are included in the Pharmaceutical Distribution segment operating revenue, are eliminated for consolidated reporting purposes.

Pharmaceutical Distribution Segment

Operating revenue in the fourth quarter of fiscal 2005 increased to a record $12.8 billion compared with $12.0 billion in the fourth quarter of fiscal year 2004, a 7 percent increase.

Pharmaceutical Distribution customer mix in the fourth quarter of fiscal 2005 was 59 percent institutional and 41 percent retail, reflecting strong growth in the Specialty Group.

For the segment, gross profit as a percentage of operating revenue in the fourth quarter of fiscal 2005 was 3.20 percent, compared to 3.12 percent in the same period in the prior fiscal year. Operating income as a percentage of operating revenue was 1.18 percent in the September quarter of fiscal 2005 compared with 1.20 percent in the prior fiscal year’s September quarter. The Company recorded a LIFO credit of $15.0 million in the quarter, compared to a $27.4 million credit in the same quarter of the prior year, due to the significant reduction in inventory during the year. The positive impact of the credit was offset by losses from hurricanes Katrina and Rita as well as higher than average bad debt expense.

PharMerica

PharMerica’s operating revenue for the fourth quarter of fiscal 2005 was $401.6 million, a 3 percent increase over the previous year’s fourth quarter. Operating income for the same period was $15.9 million, compared to $33.8 million for the same quarter last year, which was favorably impacted by a $12 million reduction in sales and use tax expense.

Looking To Fiscal 2006

“For fiscal 2006, we expect diluted earnings per share to be between $3.95 and $4.25 and operating revenue growth to be in the range of 6 percent to 8 percent,” said Yost. “Our earnings per share expectations include the impact of a $0.09 charge for equity compensation expense and the anticipation that litigation recovery gains will be offset by facility consolidation and employee severance expense. In the pharmaceutical distribution segment, we expect operating margins for fiscal 2006 to be in the range of 115 to 125 basis points. Cash flow from operations in fiscal 2006 is expected to be in the range of $500 million to $600 million.”

Conference Call

The Company will host a conference call to discuss its results at 11:00 a.m. Eastern Standard Time on November 3, 2005. Participating in the conference call will be: R. David Yost, Chief Executive Officer; Kurt J. Hilzinger, President and Chief Operating Officer; and Michael D. DiCandilo, Executive Vice President and Chief Financial Officer.

To access the live conference call via telephone:

Dial in: (612) 326-1011, no access code required.

To access the live webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

A replay of the telephone call and webcast will be available from 3:00 p.m. November 4, 2005 until 11:59 p.m. November 10, 2005. The Webcast replay will be available for 30 days.

To access the replay via telephone:

Dial in:	(800) 475-6701 from within the U.S., access code: 799257
(320) 365-3844 from outside the U.S., access code: 799257

To access the archived webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

About AmerisourceBergen

AmerisourceBergen (NYSE:ABC) is one of the largest pharmaceutical services companies in the United States. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to pharmacy services for skilled nursing and assisted living facilities, reimbursement and pharmaceutical consulting services, and physician education. With more than $54 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 14,000 people. AmerisourceBergen is ranked #23 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing AmerisourceBergen’s future financial and operating results and the benefits, efficiencies and savings to be derived from the Company’s integration plans to consolidate its distribution network.

The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer or supplier relationships; customer defaults or insolvencies; changes in customer mix; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other disputes with customers (including departments and agencies of the U.S. Government) or suppliers; regulatory changes; changes in U.S. government policies (including reimbursement changes arising from the Medicare Modernization Act); market interest rates; operational or control issues arising from AmerisourceBergen’s outsourcing of information technology activities; success of the Pharmaceutical Distribution segment’s ability to transition its business model to fee-for-service; success of integration, restructuring or systems initiatives; fluctuations in the U.S. dollar – Canadian dollar exchange rate; economic, business, competitive and/or regulatory developments in Canada; acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; and other economic, business, competitive, legal, regulatory and/or operational factors affecting the business of AmerisourceBergen generally.

More detailed information about these and other risk factors is set forth in AmerisourceBergen’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2004.

AmerisourceBergen is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward looking statements whether as a result of new information, future events or otherwise.

###

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30, 2005	% of Operating Revenue	Three Months Ended September 30, 2004	% of Operating Revenue	% Change
Revenue:
Operating revenue	$12,964,857	100.00%	$12,130,843	100.00%	7%
Bulk deliveries to customer warehouses	953,496		1,243,388		-23%

Total revenue	13,918,353		13,374,231		4%
Cost of goods sold	13,396,579		12,883,536		4%

Gross profit	521,774	4.02%	490,695	4.05%	6%
Operating expenses:
Distribution, selling and administrative	333,874	2.58%	294,046	2.42%	14%
Depreciation and amortization	20,896	0.16%	19,812	0.16%	5%
Facility consolidations, employee severance, and other	12,006	0.09%	2,198	0.02%	446%

Operating income	154,998	1.20%	174,639	1.44%	-11%
Other loss (income)	160	0.00%	(251)	0.00%	N/A
Interest expense, net	9,355	0.07%	23,482	0.19%	-60%
Loss on early retirement of debt	110,873	0.86%	—	0.00%	N/A

Income from continuing operations before taxes	34,610	0.27%	151,408	1.25%	-77%
Income taxes	13,268	0.10%	57,521	0.47%	-77%

Income from continuing operations	21,342	0.16%	93,887	0.77%	-77%
Loss from discontinued operations, net of taxes	1,842		1,898

Net income	$19,500	0.15%	$91,989	0.76%	-79%

Earnings per share:
Basic
Continuing operations	$0.21		$0.85		-75%
Discontinued operations	(0.02)		(0.02)

Net income	$0.19		$0.83		-77%

Diluted
Continuing operations	$0.20		$0.82		-76%
Discontinued operations	(0.02)		(0.02)
Rounding	0.01		0.01

Net income	$0.19		$0.81		-77%

Weighted average common shares outstanding:
Basic	103,753		110,962
Diluted	104,848		116,991

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Fiscal Year Ended September 30, 2005	% of Operating Revenue	Fiscal Year Ended September 30, 2004	% of Operating Revenue	% Change
Revenue:
Operating revenue	$50,012,598	100.00%	$48,812,452	100.00%	2%
Bulk deliveries to customer warehouses	4,564,723		4,308,339		6%

Total revenue	54,577,321		53,120,791		3%
Cost of goods sold	52,597,137		50,954,361		3%

Gross profit	1,980,184	3.96%	2,166,430	4.44%	-9%
Operating expenses:
Distribution, selling and administrative	1,234,057	2.47%	1,184,529	2.43%	4%
Depreciation and amortization	81,199	0.16%	73,425	0.15%	11%
Facility consolidations, employee severance, and other	22,723	0.05%	7,517	0.02%	202%
Impairment charge	5,259	0.01%	—	0.00%	N/A

Operating income	636,946	1.27%	900,959	1.85%	-29%
Other income	(990)	0.00%	(6,236)	-0.01%	N/A
Interest expense, net	57,223	0.11%	112,704	0.23%	-49%
Loss on early retirement of debt	111,888	0.22%	23,592	0.05%	N/A

Income before taxes, discontinued operations, and cumulative effect of change in accounting	468,825	0.94%	770,899	1.58%	-39%
Income taxes	176,903	0.35%	296,025	0.61%	-40%

Income from continuing operations before cumulative effect of change in accounting	291,922	0.58%	474,874	0.97%	-39%
Loss from discontinued operations, net of taxes	17,105		6,484
Cumulative effect of change in accounting, net of taxes	10,172		—

Net income	$264,645	0.53%	$468,390	0.96%	-43%

Earnings per share:
Basic
Continuing operations	$2.76		$4.25		-35%
Discontinued operations	(0.16)		(0.06)
Cumulative effect of change in accounting	(0.10)		—
Rounding	—		0.01

Net income	$2.50		$4.20		-40%

Diluted
Continuing operations	$2.73		$4.12		-34%
Discontinued operations	(0.16)		(0.06)
Cumulative effect of change in accounting	(0.09)		—

Net income	$2.48		$4.06		-39%

Weighted average common shares outstanding:
Basic	105,667		111,617
Diluted	107,770		117,779

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2005	September 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$1,315,683	$871,343
Accounts receivable, net	2,640,646	2,260,973
Merchandise inventories	4,003,690	5,135,830
Prepaid expenses and other	27,673	27,243

Total current assets	7,987,692	8,295,389
Long-term assets	3,393,482	3,358,614

Total assets	$11,381,174	$11,654,003

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,292,253	$4,947,037
Current portion of long-term debt	1,232	281,360
Other current liabilities	758,611	875,511

Total current liabilities	6,052,096	6,103,908
Long-term debt, less current portion	951,479	1,157,111
Other liabilities	97,242	53,939
Stockholders’ equity	4,280,357	4,339,045

Total liabilities and stockholders’ equity	$11,381,174	$11,654,003

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Fiscal Year Ended September 30, 2005	Fiscal Year Ended September 30, 2004
Operating Activities:
Net income	$264,645	$468,390
Changes in operating assets and liabilities	976,688	205,231
Adjustments to reconcile net income to net cash provided by operating activities	285,305	151,460

Net cash provided by operating activities	1,526,638	825,081

Investing Activities:
Capital expenditures	(203,376)	(189,278)
Cost of acquired companies, net of cash acquired and other	(4,404)	(68,882)
Proceeds from sale-leaseback transactions	36,696	15,602
Proceeds from sales of discontinued operations	14,560	—
Proceeds from sales of property and equipment	4,219	336

Net cash used in investing activities	(152,305)	(242,222)

Financing Activities:
Long-term debt borrowings	895,500	—
Long-term debt repayments	(1,182,339)	(368,425)
Exercise of stock options	174,063	15,151
Cash dividends on common stock	(10,598)	(11,197)
Purchases of common stock	(786,192)	(144,756)
Deferred financing costs and other	(20,427)	(2,325)

Net cash used in financing activities	(929,993)	(511,552)

Increase in cash and cash equivalents	444,340	71,307
Cash and cash equivalents at beginning of period	871,343	800,036

Cash and cash equivalents at end of period	$1,315,683	$871,343

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended September 30,
	2005	2004	% Change
Operating Revenue
Pharmaceutical Distribution	$12,782,748	$11,966,119	7%
PharMerica	401,627	390,405	3%
Intersegment eliminations	(219,518)	(225,681)	3%

Operating revenue	$12,964,857	$12,130,843	7%

	Three Months Ended September 30,
	2005	2004	% Change
Operating Income
Pharmaceutical Distribution	$151,151	$143,071	6%
PharMerica	15,853	33,766	-53%
Facility consolidations, employee severance, and other	(12,006)	(2,198)	-446%

Operating income	$154,998	$174,639	-11%

Percentages of operating revenue:
Pharmaceutical Distribution
Gross profit	3.20%	3.12%
Operating expenses	2.02%	1.93%
Operating income	1.18%	1.20%
PharMerica
Gross profit	27.98%	30.02%
Operating expenses	24.03%	21.37%
Operating income	3.95%	8.65%
AmerisourceBergen Corporation
Gross profit	4.02%	4.05%
Operating expenses	2.83%	2.61%
Operating income	1.20%	1.44%

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Fiscal Year Ended September 30,
	2005	2004	% Change
Operating Revenue
Pharmaceutical Distribution	$49,319,371	$48,113,015	3%
PharMerica	1,571,369	1,575,255	0%
Intersegment eliminations	(878,142)	(875,818)	0%

Operating revenue	$50,012,598	$48,812,452	2%

	Fiscal Year Ended September 30,
	2005	2004	% Change
Operating Income
Pharmaceutical Distribution	$532,887	$748,625	-29%
PharMerica	91,947	121,846	-25%
Facility consolidations, employee severance, and other	(22,723)	(7,517)	-202%
Gain on litigation settlements	40,094	38,005	5%
Impairment charge	(5,259)	—	N/A

Operating income	$636,946	$900,959	-29%

Percentages of operating revenue:
Pharmaceutical Distribution
Gross profit	3.03%	3.43%
Operating expenses	1.95%	1.87%
Operating income	1.08%	1.56%
PharMerica
Gross profit	28.40%	30.45%
Operating expenses	22.54%	22.72%
Operating income	5.85%	7.74%
AmerisourceBergen Corporation
Gross profit	3.96%	4.44%
Operating expenses	2.69%	2.59%
Operating income	1.27%	1.85%

AMERISOURCEBERGEN CORPORATION

EARNINGS PER SHARE

(In thousands, except per share data)

(unaudited)

Basic earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the periods presented. Diluted earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period plus the dilutive effect of stock options. Additionally, the diluted earnings per share calculation considers the convertible subordinated notes as if converted and, therefore, the effect of interest expense related to those notes is added back to net income in determining income from continuing operations available to common stockholders.

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2005	2004	2005	2004
Income from continuing operations, before cumulative effect of change in accounting	$21,342	$93,887	$291,922	$474,874
Interest expense - convertible subordinated notes, net of income taxes	—	2,551	2,539	10,141

Income from continuing operations available to common stockholders	$21,342	$96,438	$294,461	$485,015

Weighted average common shares outstanding - basic	103,753	110,962	105,667	111,617
Effect of dilutive securities:
Options to purchase common stock	1,095	365	658	498
Convertible subordinated notes	—	5,664	1,445	5,664

Weighted average common shares outstanding - diluted	104,848	116,991	107,770	117,779

Earnings per share:
Basic
Continuing operations	$0.21	$0.85	$2.76	$4.25
Discontinued operations	(0.02)	(0.02)	(0.16)	(0.06)
Cumulative effect of change in accounting	—	—	(0.10)	—
Rounding	—	—	—	0.01

Net income	$0.19	$0.83	$2.50	$4.20

Diluted
Continuing operations	$0.20	$0.82	$2.73	$4.12
Discontinued operations	(0.02)	(0.02)	(0.16)	(0.06)
Cumulative effect of change in accounting	—	—	(0.09)	—
Rounding	0.01	0.01	—	—

Net income	$0.19	$0.81	$2.48	$4.06

AMERISOURCEBERGEN CORPORATION

CHANGE IN ACCOUNTING

(UNAUDITED)

Effective October 1, 2004, the Company changed its method of recognizing cash discounts and other related manufacturer incentives. The Company previously recognized cash discounts as a reduction of cost of goods sold when earned, which was primarily upon payment of vendor invoices. The Company now records cash discounts as a component of inventory cost and recognizes such discounts as a reduction to cost of goods sold upon the sale of the inventory. In connection with the Company's transition to a fee-for-service model, the Company believes the change in accounting method provides a more objectively determinable method of recognizing cash discounts and a better matching of inventory cost to revenue, as inventory turnover rates are expected to continue to improve.

The Company recorded a $10.2 million cumulative effect of change in accounting (net of tax of $6.3 million) in the consolidated statement of operations for the fiscal year ended September 30, 2005. This $10.2 million cumulative effect adjustment reduced diluted earnings per share by $0.09 for the fiscal year ended September 30, 2005. The accounting change is incorporated in the Company's results for the three months ended September 30, 2005, and the change decreased earnings from continuing operations in the September quarter by approximately $0.5 million, net of tax, and had no impact on diluted earnings per share from continuing operations. The accounting change improved earnings from continuing operations in the fiscal year ended September 30, 2005 by approximately $11.5 million, net of tax, or $0.11 per diluted share from continuing operations.

The pro forma effect of this accounting change on prior periods is as follows:

(in thousands, except per share data)	Three Months Ended September 30, 2004	Fiscal Year Ended September 30, 2004
Income from continuing operations before cumulative effect of change in accounting:
As Reported	$93,887	$474,874
Pro Forma	$91,879	$472,653
Net income:
As Reported	$91,989	$468,390
Pro Forma	$89,981	$466,169
Basic earnings per share from continuing operations:
As Reported	$0.85	$4.25
Pro Forma	$0.83	$4.23
Diluted earnings per share from continuing operations:
As Reported	$0.82	$4.12
Pro Forma	$0.81	$4.10